(j)(1)

Dechert LLP

1775 I Street, N.W.

Washington, D.C. 20006

Telephone: (202) 261-3300

Fax: (202) 261-3333

ING Mutual Funds

ING Mayflower Trust

7337 East Doubletree Ranch Road

Scottsdale, AZ 85258-2034

Re:	ING Mutual Funds (File Nos. 33-56094; 811-07428)

ING Mayflower Trust (File Nos. 033-67852 and 811-07978)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No.134 to the Registration Statement of ING Mutual Funds and in Post-Effective Amendment No.69 to the Registration Statement of ING Mayflower Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP